Exhibit 99.1
NEWS RELEASE

AFC REPORTS FINANCIAL RESULTS FOR SECOND QUARTER 2011;
REAFFIRMS EARNINGS GUIDANCE

ATLANTA, August 17, 2011 — AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported results for its fiscal second quarter which ended July 10, 2011. The Company also reaffirmed its fiscal 2011 earnings guidance and provided a business update on its Strategic Plan.
Second Quarter 2011 Highlights Compared to Second Quarter 2010:
•	Reported net income was $5.5 million, or $0.22 per diluted share, compared to $6.8 million, or $0.26 per diluted share, last year. The prior year included a $0.05 per diluted share impact from the settlement of a federal income tax audit. Adjusted earnings per diluted share were $0.23 compared to $0.21 in 2010. The increase in adjusted earnings per diluted share was primarily due to lower interest expense. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
•	Global system-wide sales increased 4.8 percent compared to a 2.8 percent increase last year.
•	Global same-store sales increased 0.7 percent compared to a 0.6 percent increase last year. Domestic same-store sales increased 0.5 percent compared to a 0.4 percent increase in 2010. International same-store sales increased 2.3 percent compared to a 2.7 percent increase last year. According to independent data, in the second quarter of 2011, Popeyes domestic same-store sales continued to outpace the chicken QSR category, beating the segment for the 13th consecutive quarter.
•	The Popeyes system opened 30 restaurants during the second quarter, resulting in 62 new restaurants opened in the first half of 2011. The Company permanently closed 39 restaurants through the end of the second quarter, resulting in 23 net openings in 2011 compared to 5 in the same period of the prior year.
•	Through the end of the second quarter, Operating EBITDA was $24.1 million, at 29.4 percent of total revenue, compared to $24.4 million, at 31.2 percent of total revenue last year. The decrease in Operating EBITDA as a percent of total revenue was primarily due to new investments in general and administrative expenses, partially offset by higher revenues. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
•	The Company generated $12.1 million of free cash flow through the end of the second quarter, which included $0.3 million of other income, compared to $13.8 million in the same period of 2010, which included $0.1 million of other income. The reduction in free cash flow was primarily attributable to the Company’s new 2010 credit facility which required $1.9 million in higher mandatory debt repayments, partially offset by a significantly lower interest rate. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

NEWS RELEASE

•	Through the second quarter, the Company used $22.3 million of cash to repurchase 1,465,436 shares of common stock under the Company’s current Share Repurchase Program.
AFC Enterprises Chief Executive Officer Cheryl Bachelder stated, “Popeyes delivered on earnings expectations and had another quarter of positive same-store sales and strong new unit openings. Same-store sales gains were modest this quarter, but remain positive at 2.5 percent for the first half of the year. Despite a choppy economy and higher commodity costs, Popeyes continues to gain market share among its competitors. Higher commodity costs exerted downward pressure on operating margins; however, we took modest pricing increases on select menu items to buffer the full effect. Our strategic plan and our 2011 goals remain on track.”
Strategic Plan Update
The Company’s Strategic Plan is built on the foundation of the Four Pillars below.
1.	Build the Popeyes Brand
o	The Company continued its promotion of its core Bonafide chicken throughout the second quarter, both in Limited-Time-Only offers such as the “Buy One-Get One” promotion in May as well as a variety of locally priced box and bundle promotions. In addition, the Company delivered innovative seafood and boneless chicken products to its guests, such as Firecracker Shrimp and Wicked Chicken.

o	In June, Popeyes celebrated the launch of its Louisiana Leaux™ menu and its new Get Up & Geaux™ Kids Meal, both with lower fat, calorie and sodium content. The new program returns Popeyes’ Naked Chicken Tenders to the menu, and adds two new side items — green beans and apple sauce.

o	During the second quarter, Popeyes International franchisees offered multiple Limited-Time-Only promotions across regions to gain efficiencies and build excitement, driving guests into our restaurants abroad.
2.	Run Great Restaurants
o	Popeyes continues to remain focused on improving its Guest Experience Monitor (“GEM”) scores with “% Delighted” and “Speed of Service” scores consistent with first quarter performance and higher over last year. Additionally, by the end of the second quarter, approximately 65 percent of domestic restaurants were reporting drive-thru times at or below 180 seconds.

o	Popeyes’ international team continues to leverage many of the domestic core operating systems with over 40 percent of international restaurants now using GEM. The Company also increased the number of its certified training restaurants in its international markets.
3.	Strengthen Unit Economics
o	As with many others in the restaurant industry, Popeyes continued to face commodity inflation in the second quarter, with an approximate 9 percent increase in food costs compared to last year. On a full year basis, the Company now expects food costs to increase by approximately 6 percent, which equates to approximately 200 basis points on restaurant operating profit margins. As previously indicated, management expects these costs to be partially offset by top-line sales growth, additional supply chain cost savings, selective menu pricing and in-restaurant cost controls.

NEWS RELEASE

o	Maximizing restaurant profitability and returns on investment in Popeyes’ International markets are areas of continued focus. Efforts continue to address higher food costs through localized product sourcing, regional volume leverage, and alternative equipment opportunities.
4.	Ramp Up New Unit Growth
o	With a stronger new opening pipeline and new development incentive program, the Popeyes domestic system opened 30 new restaurants in the first half of 2011 as compared to 11 last year. These new restaurants are opening with average weekly sales performance significantly higher than the Popeyes system.

o	Internationally, the Company is building the foundation to replicate the same development disciplines and methods employed in the brand’s domestic business. Management expects this will lead to a deliberate and sustainable long-term international growth plan.
Second Quarter 2011 Financial Performance Compared to Second Quarter 2010
Global system-wide sales increased by 4.8 percent. System-wide sales were comprised of $447.2 million in franchise restaurant sales and $12.3 million in company-operated restaurant sales.
Global same-store sales increased 0.7 percent compared to a 0.6 percent increase in 2010. Total domestic same-store sales increased 0.5 percent compared to a 0.4 percent increase last year. According to independent data, in the second quarter 2011, Popeyes same-store sales outpaced the chicken QSR category for the 13th consecutive quarter.
International same-store sales increased 2.3 percent and represented the 6th consecutive quarter of positive same-store sales. This increase was primarily driven by strong same-store sales in Turkey and Canada partially offset by a decrease in same-store sales in Korea.
Total revenues were $35.3 million, compared to $34.3 million last year. This increase was primarily attributable to sales from new restaurants opened in the second half of 2010 and higher same-store sales.
Company-operated restaurant operating profit (“ROP”) was $2.0 million, or 16.3 percent of sales, compared to $2.1 million, or 17.4 percent of sales, last year. The $0.1 million decrease in ROP was primarily due to higher food costs as a result of increased commodity costs partially offset by modest pricing increases on select menu items. Company-operated restaurant operating profit is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
General and administrative expenses were $13.6 million, or 3.0 percent of system-wide sales, compared to $12.6 million, or 2.9 percent of system-wide sales, last year. This increase was primarily attributable to new restaurant development support, additional marketing initiatives, and franchise support services.

NEWS RELEASE

Other expense, net was $0.2 million, primarily related to the Company’s pending relocation to a new corporate support center in close proximity to its existing offices.
Through the end of the second quarter, Operating EBITDA was $24.1 million, at 29.4 percent of total revenue, compared to $24.4 million, at 31.2 percent of total revenue, last year. The decrease in Operating EBITDA as a percentage of total revenue was primarily due to higher commodity costs and new investments in general and administrative expenses, partially offset by higher revenues. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
Operating profit was $9.6 million, compared to operating profit of $10.2 million last year.
Interest expense, net was $0.9 million, an $0.8 million decrease from 2010. This decrease was primarily due to lower average interest rates under the Company’s new 2010 credit facility, and lower amortization for bank fees recognized in the second quarter of 2010.
Income tax expense was $3.2 million, yielding an effective tax rate of 36.8 percent, compared to an effective tax rate of 20.0 percent in the prior year. In the second quarter of 2010, the Company recorded a tax benefit of $1.4 million, or $0.05 per diluted share, related to the completion of a federal income tax audit. Excluding this tax benefit, the effective tax rate would have been 36.5 percent. The effective rates differ from statutory rates due to adjustments to estimated tax reserves and other permanent differences.
Reported net income was $5.5 million, or $0.22 per diluted share, compared to $6.8 million, or $0.26 per diluted share, last year. The prior year included a $0.05 share impact from the settlement of a federal income tax audit. Adjusted earnings per diluted share were $0.23 compared to $0.21 in 2010. This increase was primarily due to lower interest expense as discussed above. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
The Company generated $12.1 million of free cash flow through the end of the second quarter, which included $0.3 million of other income, compared to $13.8 million in the same period of 2010, which included $0.1 million of other income. The reduction in free cash flow was primarily attributable to the Company’s new 2010 credit facility which required $1.9 million in higher mandatory debt repayments, partially offset by a significantly lower interest rate. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”
During the second quarter, the Company repurchased 1,027,148 shares of its common stock for approximately $15.8 million. Through July 10, 2011, the Company used $22.3 million of cash to repurchase 1,465,436 shares of common stock under the Company’s current Share Repurchase Program. These purchases were made in accordance with the Company’s previous stock repurchase guidance for 2011 of $20-$25 million. As of July 10, 2011, approximately 24.4 million shares of the Company’s common stock were outstanding.

NEWS RELEASE

The Popeyes system opened 30 restaurants in the second quarter, which included 19 domestic and 11 international restaurants, compared to 17 total openings in the second quarter of 2010. The Company permanently closed 25 restaurants, including 9 domestic and 16 international restaurants, resulting in 5 net openings during the second quarter of 2011, compared to zero net openings in the second quarter of 2010. Through the second quarter, the Company opened 62 restaurants and permanently closed 39 restaurants, resulting in 23 net openings in 2011, as compared to 5 net openings in the same period last year.
On a system-wide basis, Popeyes had 2,000 restaurants operating at the end of the second quarter, compared to 1,945 at the end of the second quarter of 2010. Total unit count in 2011 was comprised of 1,595 domestic restaurants and 405 international restaurants in 27 foreign countries and three territories. Of this total, 1,962 were franchised restaurants and 38 were company-operated restaurants.
The Company announced after the end of the second quarter that it had entered into a lease for a new corporate support center, located in close proximity to its current offices. The new location offers approximately 40 percent more capacity at a lower cost per square foot. Management expects the support center will accommodate its continued global growth and increase productivity throughout the organization. The anticipated move-in date is the fourth quarter of 2011.
Fiscal 2011 Guidance
The Company now expects that Popeyes global same-store sales growth will be in the range of positive 1.0 to 2.0 percent versus prior guidance of positive 1.0 to 3.0 percent, as Popeyes restaurants roll over strong same-store sales from the third and fourth quarters of 2010.
Global new openings are still expected to be in the range of 120-140 restaurants. As previously indicated, international new unit openings are expected to remain on pace with the system’s 2010 growth of approximately 60 restaurants.
Consistent with previous guidance, the Company expects system-wide unit closings will be in the range of 60-80 restaurants, resulting in 40-80 net openings as compared to 39 net openings in 2010.
The Company continues to expect general and administrative expenses will be in the range of $60-$62 million, at a rate of 3.1-3.2 percent of system-wide sales, among the lowest in the restaurant industry. As previously disclosed, this expense includes $1.0 million for a planned corporate office relocation. Absent this unusual item, general and administrative expenses as a percent of system-wide sales would be 3.0-3.1 percent.

NEWS RELEASE

Consistent with previous guidance, the Company expects 2011 reported earnings per diluted share will be in the range of $0.87-$0.91. The Company continues to expect that adjusted earnings per diluted share will be in the range of $0.91-$0.95, compared to $0.86 in 2010. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.” Full year 2011 adjusted diluted earnings per share excludes approximately $1.5 million for the corporate office relocation ($1.0 million for general and administrative expenses and $0.5 million for depreciation and other expenses), or $0.04 per diluted share.
Conference Call
The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on August 18, 2011, to review the results of the second quarter 2011. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Second Quarter 2011 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of restaurants. As of July 10, 2011, Popeyes had 2,000 operating restaurants in the United States, Puerto Rico, Guam, the Cayman Islands and 27 foreign countries. AFC’s primary objective is to deliver superior sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.
AFC Enterprises, Inc. Contact Information
Investor inquiries:
Rebecca Gardy, Director, Finance & Investor Relations
(404) 459-4673 or investor.relations@afce.com
OR
Media inquiries:
Alicia Thompson, Vice President, Popeyes Communications & Public Relations
(404) 459-4572 or popeyescommunications@popeyes.com
Supplemental Financial Information on pages 7 — 16.

NEWS RELEASE

AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In millions, except share data)

	7/10/2011	12/26/2010
ASSETS
Current assets:
Cash and cash equivalents	$6.3	$15.9
Accounts and current notes receivable, net	6.2	5.6
Other current assets	3.0	4.3
Advertising cooperative assets, restricted	16.4	16.1

Total current assets	31.9	41.9

Long-term assets:
Property and equipment, net	20.6	21.2
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	46.7	47.0
Other long-term assets, net	2.5	2.7

Total long-term assets	80.9	82.0

Total assets	$112.8	$123.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3.5	$4.8
Other current liabilities	5.6	7.6
Current debt maturities	5.2	4.0
Advertising cooperative liabilities	16.4	16.1

Total current liabilities	30.7	32.5

Long-term liabilities:
Long-term debt	60.2	62.0
Deferred credits and other long-term liabilities	21.0	20.2

Total long-term liabilities	81.2	82.2

Total liabilities	111.9	114.7

Commitments and contingencies
Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized authorized; 24,385,617 and 25,685,705 shares issued and outstanding at July 10, 2011 and December 26, 2010, respectively)	0.3	0.3
Capital in excess of par value	96.0	116.4
Accumulated deficit	(94.7)	(107.4)
Accumulated other comprehensive loss	(0.7)	(0.1)

Total shareholders’ equity	0.9	9.2

Total liabilities and shareholders’ equity	$112.8	$123.9

NEWS RELEASE

AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(In millions, except per share data)

	12 Weeks Ended		28 Weeks Ended
	7/10/2011	7/11/2010	7/10/2011	7/11/2010
Revenues:
Sales by company-operated restaurants	$12.3	$12.1	$29.9	$28.2
Franchise revenues	22.0	21.2	49.9	47.6
Rent and other revenues	1.0	1.0	2.3	2.3

Total revenues	35.3	34.3	82.1	78.1

Expenses:
Restaurant employee, occupancy and other expenses	6.2	6.2	14.6	14.0
Restaurant food, beverages and packaging	4.1	3.8	9.9	8.9
Rent and other occupancy expenses	0.6	0.6	1.4	1.4
General and administrative expenses	13.6	12.6	32.1	29.4
Depreciation and amortization	1.0	0.9	2.3	2.1
Other expenses (income), net	0.2	—	(0.3)	(0.1)

Total expenses	25.7	24.1	60.0	55.7

Operating profit	9.6	10.2	22.1	22.4
Interest expense, net	0.9	1.7	2.0	4.5

Income before income taxes	8.7	8.5	20.1	17.9
Income tax expense	3.2	1.7	7.4	5.3

Net income	$5.5	$6.8	$12.7	$12.6

Earnings per common share, basic:	$0.22	$0.27	$0.51	$0.50

Earnings per common share, diluted:	$0.22	$0.26	$0.50	$0.49

Weighted Average
Basic	24.4	25.3	25.0	25.3
Diluted	24.8	25.5	25.4	25.4

NEWS RELEASE

AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In millions)

	28 Weeks Ended
	7/10/2011	7/11/2010
Cash flows provided by (used in) operating activities:
Net income	$12.7	$12.6

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2.3	2.1
Asset write downs	0.2	0.2
Net gain on sale of assets	(0.7)	(0.3)
Deferred income taxes	0.5	0.2
Non-cash interest expense, net	0.3	1.1
Provision for credit losses	—	(0.2)
Stock-based compensation expense	1.4	1.2
Change in operating assets and liabilities:
Accounts receivable	(0.8)	0.8
Other operating assets	1.3	(0.4)
Accounts payable and other operating liabilities	(3.5)	(2.4)

Net cash provided by operating activities	13.7	14.9

Cash flows provided by (used in) investing activities:
Capital expenditures	(1.7)	(1.4)
Proceeds from dispositions of property and equipment	0.7	—
Proceeds from notes receivables and other investing activities	0.2	2.2

Net cash provided by (used in) investing activities	(0.8)	0.8

Cash flows provided by (used in) financing activities:
Principal payments - 2005 Credit Facility (term loan)	—	(14.9)
Principal payments - 2010 Credit Facility (term loan)	(2.5)	—
Borrowings under 2010 revolving line of credit	2.0	—
Share repurchases	(22.3)	—
Proceeds from exercise of employee stock options	0.6	—
Other financing activities, net	(0.3)	(0.3)

Net cash used in financing activities	(22.5)	(15.2)

Net increase (decrease) in cash and cash equivalents	(9.6)	0.5
Cash and cash equivalents at beginning of year	15.9	4.1

Cash and cash equivalents at end of the quarter	$6.3	$4.6

NEWS RELEASE

	Q2 Ended	Q2 Ended	Year-to-date	Year-to-date
	7/10/2011	7/11/2010	7/10/2011	7/11/2010
Total Same-Store Sales

Company-operated	(0.2%)	0.3%	3.6%	0.2%

Franchised [a]	0.5%	0.4%	2.3%	(0.1%)

Total Domestic	0.5%	0.4%	2.4%	(0.1%)

International [b]	2.3%	2.7%	3.3%	1.9%

Global	0.7%	0.6%	2.5%	0.1%

Total Franchised (a and b)	0.7%	0.6%	2.4%	0.1%

New Unit Openings

Company-operated	0	0	0	0

Franchised	19	6	30	11

Total Domestic	19	6	30	11

International	11	11	32	23

Global	30	17	62	34

Unit Count

Company-operated	38	37	38	37

Franchised	1,557	1,533	1,557	1,533

Total Domestic	1,595	1,570	1,595	1,570

International	405	375	405	375

Global	2,000	1,945	2,000	1,945

NEWS RELEASE

Management’s Use of Non-GAAP Financial Measures
Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share are supplemental non-GAAP financial measures. The Company uses Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share, in addition to net income, operating profit and cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and performance of its business because they provide a link between profitability and operating cash flow. Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.

NEWS RELEASE

Adjusted Earnings per Diluted Share: Calculation and Definition
The Company defines adjusted earnings for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of (i) other income, net (which for second quarter 2011 includes $0.1 million for impairments and disposals of fixed assets, $0.1 million for net gain on sales of assets and $0.2 million of other expenses related to the pending relocation to a new corporate support center; for second quarter year-to-date 2011 includes $0.2 million for impairments and disposals of fixed assets, $0.7 million for net gain on sales of assets and $0.2 million of other expenses related to the pending relocation to the new corporate support center; for second quarter 2010 includes $0.1 million for impairments and disposals of fixed assets and $0.1 million for net gain on sale of assets; for second quarter year-to-date 2010 includes $0.2 million for impairments and disposals of fixed assets and $0.3 million for net gain on sale of assets and for fiscal 2010 includes $0.7 million for impairments and disposals of fixed assets partially offset by $0.5 million for net gain on sales of assets), (ii) accelerated depreciation related to Company’s pending relocation to a new corporate support center, (iii) the interest expense associated with the credit facility refinancing in fiscal 2010, (iv) the tax effect of these adjustments, and (v) the tax audit benefit. Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis for second quarter 2011, second quarter year-to-date of 2011, second quarter 2010, second quarter year-to-date of 2010 and fiscal year 2010, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to adjusted earnings per diluted share:

			Year-to-date	Year-to-date
(in millions, except per share data)	Q2 2011	Q2 2010	7/10/2011	7/11/2010	FY 2010
Net income	$5.5	$6.8	$12.7	$12.6	$22.9
Other expense (income), net	$0.2	—	$(0.3)	$(0.1)	$0.2
Accelerated Depreciation related to Company’s relocation to new corporate support center	$0.1	—	$0.3	—	—
Interest Expense associated with credit facility	—	—	—	—	$0.6
Tax effect	$(0.1)	—	$(0.1)	$0.1	$(0.3)
Tax audit benefit	—	($1.4)	—	($1.4)	$(1.4)
Adjusted net income	$5.7	$5.4	$12.6	$11.2	$22.0
Adjusted earnings per diluted share	$0.23	$0.21	$0.50	$0.44	$0.86
Weighted-average diluted shares outstanding	24.8	25.5	25.4	25.4	25.5

NEWS RELEASE

Operating EBITDA: Calculation and Definition
The Company defines Operating EBITDA as “earnings before interest expense, taxes, depreciation and amortization, and other expenses (income), net”. The following table reconciles on a historical basis for second quarter year-to-date 2011 and second quarter year-to-date 2010, the Company’s earnings before interest expense, taxes, depreciation and amortization, and other expenses (income), net (“Operating EBITDA”) on a consolidated basis to the line on its condensed consolidated statement of operations entitled Net income, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statement of operations to Operating EBITDA. Operating EBITDA as a percentage of total revenues is defined as Operating EBITDA divided by total revenues.

	Year-to-date	Year-to-date
(dollars in millions)	7/10/2011	7/11/2010
Net income	$12.7	$12.6
Interest expense, net	$2.0	$4.5
Income tax expense	$7.4	$5.3
Depreciation and amortization	$2.3	$2.1
Other expenses (income), net	$(0.3)	$(0.1)
Operating EBITDA	$24.1	$24.4
Total Revenues	$82.1	$78.1
Operating EBITDA as a percentage of Total Revenues	29.4%	31.2%

NEWS RELEASE

Free cash flow: Calculation and Definition
The Company defines free cash flow as net income plus depreciation and amortization, plus stock-based compensation expense, minus maintenance capital expenses (which includes: for second quarter year-to-date 2011 $0.9 million in Company restaurant reimages, $0.4 million of information technology projects and $0.4 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities and equipment; and for second quarter year-to-date 2010 $0.5 million in restaurant reimage projects, $0.4 million of information technology projects and $0.5 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities, equipment and other corporate office assets) and mandatory debt repayments.
The following table reconciles on a historical basis for the second quarter year to date 2011 and 2010, the Company’s free cash flow on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statement of operations to free cash flow. Free cash flow as a percentage of total revenues is defined as free cash flow divided by total revenues.

(in millions)	Year-to-date	Year-to-date
	7/10/2011	7/11/12010
Net income	$12.7	$12.6
Depreciation and amortization	$2.3	$2.1
Stock-based compensation expense	$1.4	$1.2
Maintenance capital expenses	$(1.7)	$(1.4)
Mandatory debt payments	$(2.6)	$(0.7)
Free cash flow	$12.1	$13.8
Total Revenues	$82.1	$78.1
Free cash flow as a percentage of Total Revenues (free cash flow margin)	14.7%	17.7%

NEWS RELEASE

Company-operated restaurant operating profit: Calculation and Definition
The Company defines Company-Operated Restaurant Operating Profit as sales by Company-operated restaurants minus restaurant employee, occupancy and other expenses minus restaurant food, beverages and packaging as a percentage of sales by Company-operated restaurants. The following table reconciles on a historical basis for second quarter 2011 and second quarter 2010, and year to-to-date 2011 and year-to-date 2010, Company-Operated Restaurant Operating Profit to the line item on its consolidated statement of operations entitled sales by Company-operated restaurants, which the Company believes is the most directly comparable GAAP measure on its condensed consolidated statement of operations to Company-Operated Restaurant Operating Profit. Company-operated restaurant operating profit margin is defined as Company-operated restaurant operating profit divided by sales of Company-operated restaurants.

(in millions)	Q2 2011	Q2 2010	Year-to-date	Year-to-date
			7/10/2011	7/11/12010
Sales by Company-operated restaurants	$12.3	$12.1	$29.9	$28.2
Restaurant employee, occupancy and other expenses	$6.2	$6.2	$14.6	$14.0
Restaurant food, beverages and packaging	$4.1	$3.8	$9.9	$8.9
Company-operated restaurant operating profit	$2.0	$2.1	$5.4	$5.3
Company-operated restaurant operating profit margins as a percentage of sales by Company-operated restaurants	16.3%	17.4%	18.1%	18.8%

Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this press release include discussions regarding the Company’s planned implementation of its strategic plan, discussions regarding the Company’s planned use of cash for fiscal 2011 including investments in its core business, share repurchases, and debt repayments, projections and expectations regarding same-store sales for fiscal 2011 and beyond, the Company’s ability to improve restaurant level margins, guidance for new restaurant openings and closures, and the Company’s anticipated 2011 and long-term performance, including projections regarding general and administrative expenses, and net earnings per diluted share, expected benefits from the Company’s new corporate support center and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our credit facility, our

NEWS RELEASE

ability to comply with the repayment requirements, covenants, tests and restrictions contained in our credit facility, failure of our franchisees, a decline in the number of franchised restaurants, a decline in our ability to franchise new restaurants, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2010 Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.
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